Exhibit 99.1

NEWS RELEASE

One North Central Avenue, Phoenix, AZ 85004 (602) 366-8100

     For Immediate Release

Contact:	Investors:	Stanton K. Rideout	(602) 366-8589
	Media:	Peter J. Faur	(602) 366-7993

Phelps Dodge Reports First Quarter Net Income of $185.7 Million, or $1.90 Per Share
(Includes Net Special Charges of $10.4 Million, or 11 Cents Per Share)

2004 First Quarter Highlights

•	First quarter net income was $185.7 million ($1.90 per share); first quarter 2003 was a net loss of $15.0 million (21 cents per share)

•	First quarter net income included after-tax, net special charges of $10.4 million (11 cents per share), including costs associated with early extinguishment of debt ($17.6 million, or 18 cents per share), environmental provisions ($3.6 million, or 4 cents per share) and a cost investment write-down ($2.7 million, or 3 cents per share), partially offset by the reversal of a valuation allowance associated with deferred tax assets that are expected to be realized after 2004 at our 51 percent-owned El Abra copper mine ($15.7 million, or 16 cents per share, net of minority interest share); first quarter 2003 net loss included an after-tax, net special gain of $9.5 million (11 cents per share), including the cumulative effect of an accounting change of $8.4 million (9 cents per share) for the adoption of SFAS No. 143, “Accounting for Asset Retirement Obligations” (see Note 1)

•	Effective January 1, 2004, El Abra and Candelaria are fully consolidated as a result of adopting FASB Interpretation No. 46; prior to that date they were reflected on a pro-rata basis (see Note 3)

•	The London Metal Exchange (LME) copper price averaged $1.239 per pound in the 2004 first quarter, compared with 75.5 cents in the corresponding period in 2003 and 93.4 cents in the 2003 fourth quarter

•	The New York Commodity Exchange (COMEX) copper price averaged $1.231 per pound in the 2004 first quarter, compared with 76.0 cents in the corresponding period in 2003 and 93.5 cents in the 2003 fourth quarter

•	Cash flow from operating activities was $256.6 million for the 2004 first quarter, compared with $6.0 million in the corresponding 2003 period

•	In March 2004, Phelps Dodge prepaid approximately $311 million (book value) of long-term debt and refinanced its 8.375 percent debentures due in 2023 ($149 million book value) with proceeds from the issuance of $150 million of 30-year, 6.125 percent senior notes due in 2034

Consolidated Results (Unaudited)

(Dollars in millions except	First Quarter
per share amounts)	2004*	2003*
Sales	$1,597.0	978.0
Operating income	$314.8	28.7
Minority interests	$(63.6)	(2.1)
Income (loss) before cumulative effect of accounting change	$185.7	(23.4)
Net income (loss)	$185.7	(15.0)
Earnings (loss) per common share	$1.90	(0.21)
Cash flow from operating activities	$256.6	6.0
Capital outlays	$46.5	26.9
Total debt at period end	$1,871.6	2,105.2
Total debt to capital ratio	33.0%	42.3%
Cash at period end	$685.1	312.7

*	2004 first quarter reflects full consolidation of El Abra and Candelaria; 2003 first quarter reflects El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

Supplemental Data - Special Items and Provisions (Unaudited)

(Dollars in millions except	First Quarter
per share amounts)	2004	2003
Special Items and Provisions Impacting the Statement of Operations:
Operating income (loss)	$(6.8)	1.9
Total, after-tax	$(10.4)	9.5
Per share	$(0.11)	0.11

The above table reflects the impact of what management believes are special items and provisions. We view special items as unpredictable and a typical of our operations in the period. We believe consistent identification, disclosure and discussion of such items, both favorable and unfavorable, provide additional information to assess the quality of our performance and our earnings or losses. In addition, management measures the performance of our reportable segments excluding special items. This supplemental data is not a substitute for any U.S. generally accepted accounting principles (GAAP) measure and should be evaluated within the context of our GAAP results. Our measure of special items may not be comparable to similarly titled measures reported by other companies. See Note 1 to Consolidated Financial Information for details of special items.

Live audio Webcast on April 28 at 9 a.m. (EDT); visit: www.phelpsdodge.com for more details

PHOENIX, April 28, 2004 – Phelps Dodge Corp. (NYSE: PD) today reported consolidated net income of $185.7 million, or $1.90 per share, in the 2004 first quarter. Net income included after-tax, net special charges of $10.4 million, or 11 cents per share. Net special charges resulted primarily from costs associated with the early extinguishment of debt ($17.6 million, or 18 cents per share), environmental provisions ($3.6 million, or 4 cents per share) and a cost-basis investment write-down ($2.7 million, or 3 cents per share); partially offset by the reversal of a valuation allowance associated with deferred tax assets that are expected to be realized after 2004 at our 51 percent-owned El Abra copper mine ($15.7 million, or 16 cents per share, net of minority interest share).

By comparison, in the 2003 first quarter, the company reported a net loss of $15.0 million, or 21 cents per share. This amount included an after-tax, net special gain of $9.5 million, or 11 cents per share, primarily from the cumulative income effect from the adoption of Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations,” which was effective January 1, 2003 ($8.4 million, or 9 cents per share), and the termination of a foreign postretirement benefit plan; partially offset by environmental provisions. (See Note 1 to Consolidated Financial Information, “Special Items and Provisions.”)

J. Steven Whisler, chairman and chief executive officer, said: “Improved market dynamics for our major products, combined with continued operating discipline, resulted in a highly profitable quarter for our company. The results reflect our tremendous leverage to copper and molybdenum margins and we are optimistic the metals markets will continue strong for the foreseeable future.

“Our implied full unit production cost of copper increased modestly during the first quarter due to several factors, some within our control and others influenced by external factors. Cost reduction continues to be a primary focus at Phelps Dodge, and we will not be content with costs that plateau or begin to increase. Quest for Zero, our process improvement program, remains a way of life, and we are working hard to reduce further our production costs.

“We continued to strengthen our balance sheet during the quarter, prepaying more than $300 million in debt and reducing our ratio of debt to total capitalization to 33.0 percent as of March 31, 2004, down from 38.5 percent at the end of 2003. We are making steady progress towards our targeted ratio of debt to total capitalization of 25 percent. As we lessen our debt and reduce interest expense, we have increased financial flexibility to create long-term value for our shareholders.”

Sales and Cash Flow

Consolidated sales were $1,597.0 million in the 2004 first quarter, compared with $978.0 million in the corresponding 2003 period. Higher copper prices (approximately $363 million), higher molybdenum realizations (approximately $59 million), the impact from consolidating fully El Abra and Candelaria (approximately $66 million), higher copper sales volumes (approximately $44 million) and higher wire and cable sales (approximately $58 million) all contributed to increases in the 2004 first quarter compared with the respective 2003 period. The increase in wire and cable sales for the 2004 first quarter was attributable to higher copper prices and higher sales volumes from our overseas units.

Phelps Dodge Operations:

Phelps Dodge Mining Co. (PDMC)

PDMC Results (Unaudited)

	First Quarter
(Dollars in millions except unit prices and cost)	2004*	2003*
Sales	$1,214.5	655.0
Operating income before special items and provisions	$330.2	35.7
Special items in operating income	$—	—
Operating income	$330.2	35.7
Minority interests	$(63.1)	(0.9)
Capital outlays	$28.0	19.9
LME copper price (per lb.)	$1.239	0.755
COMEX copper price (per lb.)	$1.231	0.760
Metals Week molybdenum (per lb.)	$8.27	4.06
Copper production (own mines, in thousand tons)	302.2	260.4
Copper sales (own mines, in thousand tons)	307.9	263.8
Molybdenum production (own mines, in million lbs.)	13.5	11.5
Molybdenum sales (own mines, in million lbs.)	15.2	13.8
Reconciliation of Implied Unit Cost (per lb.) **
Cash implied unit cost of copper production - base operations	$0.486	0.485
Exploration, technology and project development	0.024	0.017
Shutdown and curtailment expenses	0.022	0.034

Implied cash unit cost of copper production	0.532	0.536
Non-cash (depreciation, depletion, amortization and closure accrual)	0.171	0.151

Implied full unit cost of copper production	$0.703	0.687

*	2004 first quarter reflects full consolidation of El Abra and Candelaria; 2003 first quarter reflects El Abra and Candelaria on a pro-rata basis (51 percent and 80 percent, respectively).

**	Implied full unit cost of copper production is based on PDMC’s operating margin per pound of copper sold (i.e., PDMC operating income (loss) excluding special items, divided by total pounds of copper sold from its own mines, deducted from the LME copper price). Implied cash unit cost of copper production excludes PDMC’s depreciation, depletion and amortization and closure accretion/accrual from its operating margin in the above calculation. Cash unit cost of copper production - base operations excludes PDMC’s exploration, technology and project development, and shutdown and curtailed expenses. Exploration, technology and project development include expenses related to exploration, pre-feasibility and feasibility studies and process technology. Shutdown and curtailment expenses include costs related to idled facilities at operating properties, care-and-maintenance properties and discontinued operations. Note that our measures of implied unit cost of copper may not be comparable to similarly titled measures reported by other companies.

Operating income of $330.2 million in the 2004 first quarter increased $294.5 million compared with the corresponding 2003 period primarily due to higher copper realizations (approximately $258 million) and the impact of fully consolidating El Abra and Candelaria (approximately $48 million); partially offset by a slightly higher implied unit cost of copper production (approximately $12 million).

The implied full unit cost of copper production for the 2004 first quarter increased by 1.6 cents per pound compared with the corresponding 2003 period despite a benefit of approximately 6 cents per pound from higher molybdenum prices. That benefit was offset by several factors including the impact of costs that vary with copper prices, higher production costs at Sierrita (primarily higher mining rates, lower ore grades and lower SX/EW cathode production), costs associated with ramping up production at formerly curtailed sites, the impact of slope slippage at Bagdad, lower Candelaria ore grade, and higher energy and non-cash costs.

Phelps Dodge Industries (PDI)

PDI Results (Unaudited)

	First Quarter
(Dollars in millions)	2004	2003
Sales:
Specialty Chemicals	$163.9	162.1
Wire and Cable	218.6	160.9

	$382.5	323.0

Operating income before special items and provisions:
Specialty Chemicals	$11.2	10.9
Wire and Cable	4.1	3.4

	$15.3	14.3

Special items in operating income:
Specialty Chemicals	$—	3.2
Wire and Cable	(1.8)	—

	$(1.8)	3.2

Operating income:
Specialty Chemicals	$11.2	14.1
Wire and Cable	2.3	3.4

	$13.5	17.5

Minority interests	$(0.5)	(1.2)

Capital outlays	$8.9	6.4

PDI’s 2004 first quarter sales of $382.5 million were $59.5 million, or 18 percent, higher than sales in the 2003 first quarter. Specialty Chemicals 2004 first quarter sales of $163.9 million remained essentially comparable with the 2003 first quarter as the strengthening of the Euro more than offset worldwide volume reductions. Wire and Cable 2004 first quarter sales increased $57.7 million, or 36 percent, compared with the 2003 first quarter primarily as a result of increased demand and metal prices for energy cables and building wire in international markets (approximately $34 million), higher magnet wire sales in North America primarily due to higher copper prices (approximately $18 million) and increased sales of specialty metal products in North America due to higher metal prices and slightly higher volumes (approximately $6 million).

The $4.0 million decrease in operating income in the 2004 first quarter compared with the 2003 first quarter primarily was attributable to lower Specialty Chemicals operating income of $2.9 million. This reflected the absence of a 2003 special, pre-tax gain of $3.2 million from terminating a foreign postretirement benefit plan. The decrease in Wire and Cable operating income of $1.1 million primarily was due to pre-tax special losses of $1.8 million associated with its restructuring plan; increased revenue was substantially offset by higher purchased metal costs.

Corporate Matters

The company’s total debt at March 31, 2004, was $1,871.6 million, compared with $1,959.0 million at year-end 2003. The company’s ratio of debt to total capitalization was 33.0 percent at March 31, 2004, versus 38.5 percent at December 31, 2003. A $337.4 million decrease in total debt from December 31, 2003, was partially offset by the recognition of $250 million of debt due to the full consolidation of El Abra and Candelaria. (See Note 3 to Consolidated Financial Information.)

During the 2004 first quarter, the company completed a number of debt-related activities including:

•	the issuance of $150 million of 30-year, 6.125 percent senior notes pursuant to its $750 million universal shelf registration statement, and use of the proceeds to redeem our 8.375 percent debentures due in 2023 (book value of $149 million);

•	the purchase of $305 million (book value) of long-term debt resulting from completion of tender offers for our 6.625 percent notes due in 2005 and our 7.375 percent notes due in 2007; and

•	the redemption of our 7.25 percent Industrial Revenue Bonds and Pollution Control Bonds (Amax Nickel Refining Company, Inc.) Series 1979, which were due in 2009 (book value of $6 million).

These activities resulted in a net $332.0 million use of cash, and the company estimates a net reduction in annual interest payments of approximately $24 million before taxes.

We continue working to reduce outstanding debt in order to reach our internal target of a 25 percent debt to capitalization ratio. In June 2004, we likely will prepay all of the outstanding debt at Candelaria (approximately $183 million, including interest rate swaps). We also are considering prepaying a significant portion of El Abra’s senior debt in the fourth quarter of 2004 depending on copper prices. Other debt prepayment opportunities under consideration include redeemable tax-exempt bonds ($81 million due in 2009 and $90 million due in 2013).

A new unsecured revolving credit agreement between the company and several lenders became effective on April 20, 2004. The agreement permits borrowings of up to $1.1 billion, with a $300 million sub-limit for letters of credit, until its maturity on April 20, 2009. It requires the company to maintain a minimum EBITDA (as defined in the agreement) to interest ratio of 2.25 on a rolling four-quarter basis, and limits consolidated indebtedness to 55 percent of total consolidated capitalization. This agreement replaced an earlier five-year, $1 billion revolving credit agreement that was scheduled to mature on May 10, 2005.

Cash provided by operating activities was $256.6 million in the 2004 first quarter, compared with $6.0 million in the corresponding 2003 period. The increase of $250.6 million primarily reflected higher copper and molybdenum sales realizations adjusted for higher accounts receivable (approximately $170 million), $53.7 million due to the full consolidation of El Abra and Candelaria, and other net working capital changes (approximately $55 million).

On February 4, 2004, Phelps Dodge declared a quarterly dividend of $1.6875 per mandatory convertible preferred share to be paid on May 17, 2004.

Webcast of Conference Call

The public is invited to listen to a live audio Webcast of the company’s first-quarter conference call with the financial community on Wednesday, April 28, at 9 a.m. Eastern Daylight Time. Management plans to discuss 2004 first-quarter results and provide its outlook for the 2004 second quarter. Information pertaining to the Webcast can be found at the company’s Web site at http://www.phelpsdodge.com.

Company Profile

Phelps Dodge Corp. is the world’s second-largest producer of copper, a world leader in the production of molybdenum, the largest producer of molybdenum-based chemicals and continuous-cast copper rod, and among the leading producers of magnet wire and carbon black. The company and its two divisions, Phelps Dodge Mining Co. and Phelps Dodge Industries, employ more than 13,000 people in 27 countries.

This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. In addition to the risks and uncertainties noted in this news release, there are certain factors that could cause results to differ materially from those anticipated by some of the statements made. These factors are listed in Management’s Discussion and Analysis in the company’s most recently filed annual report on Form 10-K for the fiscal year ended December 31, 2003.

###

PHELPS DODGE CORPORATION
STATEMENT OF CONSOLIDATED OPERATIONS
(Unaudited; in millions except per share data)

	First Quarter
	2004	2003
	(see Note 3)
Sales and other operating revenues	$1,597.0	978.0

Operating costs and expenses
Cost of products sold (exclusive of items shown separately below)	1,098.4	807.3
Depreciation, depletion and amortization	124.9	101.6
Selling and general administrative expense	38.5	32.7
Exploration and research expense	13.6	9.6
Special items and provisions, net (see Note 1)	6.8	(1.9)

	1,282.2	949.3

Operating income	314.8	28.7
Interest expense	(39.0)	(36.0)
Capitalized interest	0.1	0.1
Early debt extinguishment costs	(22.4)	—
Miscellaneous income and expense, net	2.2	0.9

Income (loss) before taxes, minority interests, equity in net earnings (losses) of affiliated companies and cumulative effect of accounting change	255.7	(6.3)
Provision for taxes on income (see Note 2)	(6.2)	(15.4)
Minority interests in consolidated subsidiaries	(63.6)	(2.1)
Equity in net earnings (losses) of affiliated companies	(0.2)	0.4

Income (loss) before cumulative effect of accounting change	185.7	(23.4)
Cumulative effect of accounting change (see Note 3)	—	8.4

Net income (loss)	185.7	(15.0)
Preferred stock dividends	(3.4)	(3.4)

Income (loss) applicable to common shares	$182.3	(18.4)

Average number of common shares outstanding — basic	91.7	88.6
Basic earnings (loss) per common share before cumulative effect of accounting change	$1.99	(0.30)
Cumulative effect of accounting change	—	0.09

Basic earnings (loss) per common share	$1.99	(0.21)

Average number of common shares outstanding — diluted*	97.9	88.6
Diluted earnings (loss) per common share before cumulative effect of accounting change*	$1.90	(0.30)
Cumulative effect of accounting change	—	0.09

Diluted earnings (loss) per common share*	$1.90	(0.21)

BUSINESS DIVISIONS (Unaudited; in millions)
Sales and other operating revenues — unaffiliated customers
Phelps Dodge Mining Company	$1,214.5	655.0
Phelps Dodge Industries	382.5	323.0

	$1,597.0	978.0

Operating income (loss)
Phelps Dodge Mining Company	$330.2	35.7
Phelps Dodge Industries	13.5	17.5
Corporate and Other	(28.9)	(24.5)

	$314.8	28.7

*	For the 2003 first quarter, diluted earnings (loss) per common share would have been anti-dilutive if based on fully diluted shares adjusted to reflect the conversion of mandatory convertible preferred shares to common shares and stock option exercises.

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED BALANCE SHEET
(Unaudited; in millions except per share prices)

	March 31,	December 31,
	2004	2003
	(see Note 3)
Assets
Current assets:
Cash and cash equivalents	$685.1	683.8
Accounts receivable, net	687.7	461.3
Mill and leach stockpiles	22.1	22.4
Inventories	381.3	379.7
Supplies	169.5	150.7
Prepaid expenses and other current assets	56.5	31.0
Deferred income taxes	54.4	61.1

Current assets	2,056.6	1,790.0
Investments and long-term receivables	111.3	150.3
Property, plant and equipment, net	4,983.7	4,646.5
Long-term mill and leach stockpiles	126.5	89.2
Deferred income taxes	46.2	7.6
Goodwill	98.3	98.4
Intangible assets, net (see Note 4)	418.9	321.3
Other assets and deferred charges	173.7	169.6

	$8,015.2	7,272.9

Liabilities
Current liabilities:
Short-term debt	$27.3	50.5
Current portion of long-term debt	258.2	204.6
Accounts payable and accrued expenses	796.7	700.7
Dividends payable	3.4	3.4
Accrued income taxes	88.7	56.1

Current liabilities	1,174.3	1,015.3
Long-term debt	1,586.1	1,703.9
Deferred income taxes	427.9	410.2
Other liabilities and deferred credits	1,026.5	1,009.5

	4,214.8	4,138.9

Minority interests in consolidated subsidiaries (see Note 3)	417.9	70.2
Shareholders’ equity
Common shares, par value $6.25; 200.0 shares authorized; 93.5 outstanding in 2004 and 91.0 outstanding in 2003	584.1	568.5
Preferred shares, par value $1.00; 6.0 shares authorized; 2.0 outstanding in 2004 and 2003	2.0	2.0
Capital in excess of par value	1,778.9	1,642.5
Retained earnings	1,436.9	1,254.6
Accumulated other comprehensive loss	(392.1)	(393.5)
Other	(27.3)	(10.3)

	3,382.5	3,063.8

	$8,015.2	7,272.9

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited; in millions)

	Three Months Ended March 31,
	2004	2003
	(see Note 3)
Operating activities
Net income (loss)	$185.7	(15.0)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	124.9	101.6
Deferred income tax provision (benefit)	(32.3)	1.2
Equity earnings, net of dividends received	1.3	0.2
Special items and provisions	11.3	(1.9)
Early debt extinguishment costs	22.4	—
Minority interests in consolidated subsidiaries	63.6	2.1
Cumulative effect of accounting change	—	(9.7)
Changes in current assets and liabilities:
Accounts receivable	(216.3)	(65.1)
Repayment from sale of accounts receivable	—	(2.4)
Mill and leach stockpiles	5.1	—
Inventories	9.4	8.1
Supplies	(1.3)	1.7
Prepaid expenses	(25.3)	(4.5)
Interest payable	20.0	25.7
Other accounts payable	67.5	13.3
Accrued income taxes	29.2	12.9
Other accrued expenses	(8.1)	(69.5)
Other operating, net	(0.5)	7.3

Net cash provided by operating activities	256.6	6.0

Investing activities
Capital outlays	(46.5)	(26.9)
Capitalized interest	(0.1)	(0.1)
Investment in subsidiaries and other	(0.2)	(0.4)
Proceeds from asset dispositions	1.1	0.1
Other investing, net	3.3	(0.7)

Net cash used in investing activities	(42.4)	(28.0)

Financing activities
Increase in debt	149.8	8.8
Payment of debt	(499.2)	(20.3)
Preferred dividends	(3.4)	(3.4)
Issuance of shares	151.6	—
Other financing, net	(40.0)	(0.2)

Net cash used in financing activities	(241.2)	(15.1)

Decrease in cash and cash equivalents	(27.0)	(37.1)
Increase at beginning of period from fully consolidating El Abra and Candelaria	28.3	—
Cash and cash equivalents at beginning of period	683.8	349.8

Cash and cash equivalents at end of period	$685.1	312.7

See Notes to Consolidated Financial Information.

PHELPS DODGE CORPORATION
FINANCIAL AND OPERATING STATISTICS BY BUSINESS DIVISION
(Unaudited; dollars in millions)

	First Quarter
	2004	2003
	(see Note 3)
Phelps Dodge Mining Company:
Copper production (thousand tons):
Morenci:
Electrowon	102.3	103.5
Bagdad/Sierrita:
Concentrate	35.8	36.1
Electrowon	6.9	6.6
Miami/Bisbee:
Electrowon	2.3	5.4
Chino/Cobre:
Electrowon	15.2	8.4
Tyrone:
Electrowon	11.2	17.1
Candelaria/Ojos del Salado:
Concentrate	55.5	60.0
Cerro Verde:
Electrowon	25.2	24.6
El Abra:
Electrowon	62.9	53.1
Manufacturing and Sales	0.3	2.4

Total copper production	317.6	317.2
Less 15% undivided interest at Morenci	15.4	15.5

Copper production on a consolidated basis	302.2	301.7
Less minority participants’ shares previously accounted for on a pro-rata basis:
Chino (A)	—	3.3
Candelaria (B)	11.1	12.0
El Abra (C)	30.8	26.0

Copper production on a pro-rata basis	260.3	260.4

Copper sales (thousand short tons):
Total copper sales from own mines	323.3	321.3
Less 15% undivided interest at Morenci	(15.4)	(15.5)

Copper sales from own mines on a consolidated basis	307.9	305.8
Less minority participants’ shares previously accounted for on a pro-rata basis	41.8	42.0

Copper sales from own mines on a pro-rata basis	266.1	263.8

Purchased copper (thousand short tons):
Total purchased copper	115.1	93.7
Total copper sales on a consolidated basis	423.0	N/A

Total copper sales on a pro-rata basis	N/A	357.5

Molybdenum concentrate production (million pounds)	13.5	11.5
Molybdenum sales (million pounds):
Net Phelps Dodge share from own mines	15.2	13.8

(A)	Reflects a one-third partnership interest in Chino Mines Company in New Mexico from January 1, 2003, to December 18, 2003 (mining interest acquired by Phelps Dodge Mining Company on December 19, 2003).

(B)	Reflects a 20% partnership interest in Candelaria in Chile.

(C)	Reflects a 49% partnership interest in El Abra in Chile.

PHELPS DODGE CORPORATION
NOTES TO CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED)

1. Special Items and Provisions

In the 2004 first quarter, the company recognized a net special, pre-tax loss of $33.7 million. On an after-tax basis, this loss was $10.4 million (refer to Note 2 for a further discussion of income taxes).

The following schedule summarizes special items for the 2004 and 2003 first quarters:

(Gains/(losses) in millions except per share)

	2004 First Quarter			2003 First Quarter
	Pre-tax	After-tax	Per	Pre-tax	After-tax	Per
Statement of Consolidated Operations Line Item	Earnings	Earnings	Share	Earnings	Earnings	Share
Special items and provisions, net:
PDI -
Environmental provisions, net	(0.1)	(0.1)	—	—	—	—
Restructuring programs	(1.7)	(1.1)	(0.01)	—	—	—
Termination of a foreign postretirement benefit plan	—	—	—	3.2	2.4	0.03

	(1.8)	(1.2)	(0.01)	3.2	2.4	0.03
Corporate and Other -
Environmental provisions, net	(4.6)	(3.5)	(0.04)	(1.3)	(1.3)	(0.01)
Historic legal matters	(0.4)	(0.4)	—	—	—	—

	(5.0)	(3.9)	(0.04)	(1.3)	(1.3)	(0.01)

	(6.8)	(5.1)	(0.05)	1.9	1.1	0.02

Interest expense:
Texas franchise tax matter	(0.9)	(0.7)	(0.01)	—	—	—

Early debt extinguishment costs	(22.4)	(17.6)	(0.18)	—	—	—

Miscellaneous income and expense, net:
Cost-basis investment write-down	(3.6)	(2.7)	(0.03)	—	—	—

Provision for taxes on income:
Reversal of El Abra deferred tax valuation allowance	—	30.8	0.31	—	—	—

Minority interests in consolidated subsidiaries:
Reversal of El Abra valuation allowance	—	(15.1)	(0.15)	—	—	—

Cumulative effect of accounting change (see Note 3)	—	—	—	9.7	8.4	0.09

Total	$(33.7)	(10.4)	(0.11)	11.6	9.5	0.11

2. Provision for Taxes on Income

The company’s income tax provision for the 2004 first quarter principally resulted from:

•	taxes on earnings at international operations ($36.9 million), including benefit from release of valuation allowance ($24.5 million); and

•	taxes on earnings at U.S. operations ($0.1 million), including benefit from release of valuation allowance ($24.3 million); partially offset by

•	reversal of the valuation allowance associated with deferred tax assets that are more likely than not to be realized after 2004 at our 51 percent-owned El Abra copper mine ($30.8 million).

3. Adoption of New Accounting Standards

In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46, “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51” (FIN 46). FIN 46 clarifies when a company should consolidate in its financial statements the assets, liabilities and activities of a variable interest entity (VIE). FIN 46 provides general guidance as to the definition of a VIE and requires a variable interest entity to be consolidated if a company absorbs the majority of the VIEs expected losses, is entitled to receive a majority of the VIEs residual returns, or both. In December 2003, FASB issued a revised interpretation of FIN 46 (FIN 46-R), which supercedes FIN 46 and clarifies and expands current accounting guidance. FIN 46 and FIN 46-R were effective immediately for all VIEs created after January 31, 2003. For VIEs created prior to February 1, 2003, the guidance was effective no later than the end of the first reporting period after March 15, 2004. We have performed a review of entities created subsequent to January 31, 2003, and determined the adoption of FIN 46 and FIN 46-R did not have a material impact on the company’s financial reporting and disclosures. For entities created prior to February 1, 2003, we determined that our El Abra and Candelaria copper mining operations in Chile met the VIE criteria and we are the primary beneficiary of these entities. Historically, PD has accounted for its partnership interest in the 51 percent-owned El Abra and the 80 percent-owned Candelaria copper mines using the proportional consolidation method of accounting. In accordance with FIN 46-R, we fully consolidated the results of operations for El Abra and Candelaria with the interests held by our minority shareholders reported as minority interests in consolidated subsidiaries in our Consolidated Balance Sheet and Statement of Consolidated Operations beginning January 1, 2004. The impact of fully consolidating El Abra and Candelaria on our Consolidated Balance Sheet at March 31, 2004, was an increase in total assets of $649.5 million, total liabilities of $305.1 million and minority interests in consolidated subsidiaries of $344.4 million. There was no impact on consolidated shareholders’ equity. The impact on our Statement of Consolidated Operations for the quarter ended March 31, 2004, comprised increases (decreases) in sales and other operating revenues of $65.9 million, operating expenses of $17.7 million, operating income of $48.2 million, net interest expense of $2.4 million, net miscellaneous income and expense of $(0.6) million, provision for taxes on income of $(12.9) million and minority interests in consolidated subsidiaries of $58.1 million. There was no impact on consolidated net income.

The following table for selected balance sheet, statement of operations and cash flow items for the quarter ended March 31, 2004 is intended to provide information regarding pro-rata shares attributable to our minority partners at El Abra (49 percent) and Candelaria (20 percent) that may facilitate comparisons to periods in which we consolidated these entities on a pro-rata basis:

First Quarter
(Unaudited; in millions except ratio amounts)	2004
Cash
U.S.:
PD share	$295.5
International:
PD share	334.9
Pro-rata share attributable to El Abra and Candelaria minority interests	54.7

Total consolidated cash	$685.1

Cash flow from operating activities
PD share	$202.9
Pro-rata share attributable to El Abra and Candelaria minority interests	53.7

Total consolidated cash flow from operating activities	$256.6

Debt
PD share	$1,621.6
Pro-rata share attributable to El Abra and Candelaria minority interests	250.0

Total consolidated debt	$1,871.6

Debt to total capitalization
PD share	31.9%
Pro-rata share attributable to El Abra and Candelaria minority interests	1.1%

Total consolidated debt to total capitalization	33.0%

Capital expenditures
PD share	$44.8
Pro-rata share attributable to El Abra and Candelaria minority interests	1.7

Total consolidated capital expenditures	$46.5

Depreciation
PD share	$106.9
Pro-rata share attributable to El Abra and Candelaria minority interests	18.0

Total consolidated depreciation	$124.9

Operating income before special items
PD share	$273.4
Pro-rata share attributable to El Abra and Candelaria minority interests	48.2

Total consolidated operating income before special items	$321.6

Operating income
PD share	$266.6
Pro-rata share attributable to El Abra and Candelaria minority interests	48.2

Total consolidated operating income	$314.8

Interest expense
PD share	$36.7
Pro-rata share attributable to El Abra and Candelaria minority interests	2.3

Total consolidated interest expense	$39.0

Effective January 1, 2003, the company adopted Statement of Financial Accounting Standards (SFAS) No. 143, “Accounting for Asset Retirement Obligations.” With the adoption of this Statement, asset retirement obligations (AROs) are recognized as liabilities when incurred, with the initial measurement at fair value. These liabilities are accreted to full value over time through charges to income. In addition, asset retirement costs are capitalized as part of the related asset’s carrying value and are depreciated over the asset’s respective useful life. Upon adoption of this Statement, we recorded an increase to our closure and reclamation reserve of approximately $2.5 million, net, an increase to our mining properties’ assets and intangibles of approximately $12.2 million and a cumulative gain of $8.4 million (or 9 cents per share), net of deferred income taxes in the first quarter of 2003.

The following table summarizes our asset retirement obligations for the quarters ended March 31, 2004 and 2003:

(Unaudited; in millions)

	First Quarter
	2004	2003
Balance, beginning of period	$225.3	138.6
Liabilities recorded upon adoption of SFAS No. 143	—	10.4
New liabilities during the period	0.5	—
Additional liabilities from fully consolidating El Abra and Candelaria	5.6	—
Accretion expense	4.8	3.4
Payments	(3.1)	(0.4)
Revisions in estimated cash flows	0.4	—

Balance, end of period	$233.5	152.0

4. Intangible Assets

The Emerging Issues Task Force of FASB reached consensus in March 2004 that mineral rights should be removed as examples of intangible assets in SFAS Nos. 141 and 142. FASB is expected to ratify that consensus. At March 31, 2004, if ratified, approximately $413 million associated with mineral rights primarily relating to our South American mining concessions would be reclassified from intangible assets to property, plant and equipment, net. This reclassification would have no impact on total assets, total liabilities and shareholders’ equity or consolidated net income.